                                SUPPLY AGREEMENT


         This Supply Agreement ("Agreement"), including all attached Exhibits which are incorporated and made a part hereof, dated as of the 17th day of December 2001, by and between Novartis Consumer Health, Inc., having an office at 560 Morris Avenue, Summit, New Jersey 07901 ("NCH"), and Impax Laboratories, Inc., having an office at 3735 Castor Avenue, Philadelphia, Pennsylvania 19124 ("Supplier"), sets forth the terms and conditions for the commercial supply of the Licensed Products (as defined in the License Agreement by and between NCH and Supplier, dated as of the date hereof, pursuant to which NCH licenses generic loratadine ++ products from the Supplier, the "License Agreement"). All capitalized terms used herein but not defined shall have the same meaning as ascribed to them in the License Agreement.

                                   WITNESSETH:

WHEREAS, NCH and Supplier have simultaneously entered into the License Agreement, that establishes all terms and conditions relating to the license exclusivity of the Licensed Products, and both parties desire to proceed to commercialization of the Licensed Products for use within the Field;

WHEREAS, Supplier owns or has rights to certain Patents and Know-How applicable to the Licensed Products;

WHEREAS, Supplier has the requisite experience and facilities to manufacture and package the Licensed Products; and

WHEREAS, NCH and its Affiliates wish to purchase commercial quantities of the Licensed Products from Supplier, and Supplier is willing to supply the Licensed Products exclusively to NCH and its Affiliates for use in the Licensed Products in the Field and in the Territory, in each case, upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.       GENERAL SCOPE OF AGREEMENT

         1.1 Supplier shall use commercially reasonable efforts to manufacture, sell and cause to be delivered exclusively to NCH the Licensed Products set forth on Exhibit A hereto in accordance with and subject to the terms and conditions of this Agreement, in quantities sufficient to meet the total requirements, consistent with the forecasting and purchase order mechanism set forth in Article 3 of this Agreement, of NCH of such Licensed Products for use in the Territory. In addition, all matters relating to Licensed Products which constitute the stability batches, as described in Article 5 of the License Agreement, shall be governed by the terms and conditions of this Agreement to the extent that such terms do not conflict with the provisions of Article 5 of the License Agreement.


--------------------------------------
++ Confidential portions omitted and filed separately with the Commission.

         1.2 NCH shall purchase all of NCH's requirements of the Licensed Products for use in the Territory from Supplier (except as otherwise provided herein), in accordance with and subject to the terms and conditions of this Agreement. This requirements obligation is limited to NCH's requirements of Licensed Products which meet the Specifications (as defined below).

         1.3 NCH shall be responsible for obtaining approvals from all governmental bodies, organizations and agencies whose approval is necessary to import, use, sell, market and/or distribute the Licensed Products in the Field in the Territory. Supplier shall cooperate with NCH and shall use commercially reasonable efforts to assist NCH in obtaining any and all regulatory approvals necessary to import, use, sell, market and/or distribute the Licensed Products.

         1.4 All Licensed Products sold and delivered to NCH hereunder shall (a) strictly conform with the specifications set forth in Exhibit B hereto, and with such further specifications as shall be agreed to by Supplier and NCH in writing (the "Specifications"); (b) be manufactured, packaged and sold in strict accordance with (i) the Quality Assurance Agreement, substantially in the form attached hereto as Exhibit C (the "QA Agreement"), the specific terms of which shall be negotiated in good faith by the parties as soon hereafter as reasonable possible, and (ii) all applicable laws, regulations, and requirements of any government or governmental agency; and (c) be subject to the warranties set forth in Article 9 of this Agreement.

2.       PAYMENT

         2.1 In consideration of the manufacture and delivery to NCH of the Licensed Products, NCH shall pay Supplier for all Licensed Products accepted by NCH pursuant to Section 4.1 of this Agreement in accordance with the prices set forth in Exhibit D hereto, subject to adjustment in accordance with this Agreement. NCH shall make such payments within thirty (30) days of the date of receipt by NCH of each invoice. NCH shall be entitled to a cash discount of one percent (1%) for payments made within ten (10) days of each invoice date. Supplier shall issue its invoice to NCH within ten (10) days of the date on which any delivery of Licensed Products to NCH hereunder is received by NCH.

         2.2 NCH shall bear the cost of any taxes of any kind, nature or description whatsoever applicable to the sale of any Licensed Products by Supplier to NCH (except for any taxes based upon the income of Supplier or its employees), unless NCH is exempt from such taxes and provides to Supplier, at the time of the submission of any purchase order, tax exemption certificates or permits acceptable to the appropriate taxing authorities.

         2.3 Shipping terms for the Licensed Products shipped in the United States are EXW (Incoterms 2000), place of manufacture. Title to and risk of loss of the Licensed Products shall pass to NCH upon delivery to NCH in accordance with this Section.

         2.4 On the first January 1 falling at least twelve (12) full calendar months after the date on which the full-scale commercial manufacturing by Supplier of Licensed Products begins under this Agreement (the date on which such full-scale commercial manufacturing begins, the "Manufacturing Commencement Date"), and on each January 1 thereafter during the term of this Agreement, except as set forth in Section 2.4.3 of this Agreement, the price at which NCH shall purchase the Licensed Products shall be increased or decreased to pass on to NCH, without mark-up, one hundred percent (100%) of any net increase or decrease in the cost of the raw materials and packaging materials necessary to the manufacture of Licensed Products (collectively, the "Raw Materials") actually incurred by Supplier in producing the Licensed Products during the twelve (12) month period ending on the preceding December 1. Such increase or decrease shall be effective with respect to orders placed after the January 1 effective date of the applicable price adjustment.

                  2.4.1 On or before October 1 of each calendar year during the term of this Agreement, Supplier shall provide NCH with a non-binding estimate of the amount by which the price will increase or decrease pursuant to this
Section 2.4 on the succeeding January 1. Supplier shall determine the final amount of any such increase or decrease by no later than the following December 1, and Supplier shall notify NCH of such amount in writing at that time.

                  2.4.2 To determine the amount by which the cost of Raw Materials has increased or decreased during a year, the average Raw Material costs for the three (3) month period ending December 1 shall be compared to the average Raw Material costs for the same three (3) month period the year before, without regard to intervening fluctuations.

                  2.4.3 In no event shall the price of Licensed Products be increased pursuant to Section 2.4 by a percentage greater than the percentage which the Producers' Price Index ("PPI"), published by the U.S. Department of Labor, Bureau of Labor Statistics, increased during the period since the last increase under this Section 2.4, except that (i) in the event that the cost to Supplier of obtaining the active ingredient in the Licensed Product increases by more than ten (10%) percent since the date of the last price adjustment, then the parties agree to negotiate in good faith to agree upon an appropriate remedy, which remedy may include, without limitation, a price increase of the Licensed Product above the PPI and/or alternative sourcing possibilities, and
(ii) at least three (3) years after the Manufacturing Commencement Date, and thereafter once every three (3) years, if the labor costs, overhead costs and/or quality assurance and quality control costs to Supplier of manufacturing the Licensed Products have increased over the past three (3) years, Supplier may approach NCH with documentation supporting such cost increases, and the parties agree to negotiate in good faith to agree upon an appropriate remedy, which remedy may include, without limitation, a price increase of the Licensed Products and/or alternative sourcing possibilities.

                  2.4.4 Supplier shall transmit to NCH together with any notice of a price adjustment documentation sufficient to demonstrate that such increase or decrease in Raw Material costs has occurred.

                  2.4.5 NCH shall have the right to identify and present to Supplier potential suppliers, other than Supplier, that NCH reasonably believes can produce products meeting specifications substantially similar to the Specifications for Licensed Products in quantities sufficient to meet NCH's requirements at lower prices than the then-current prices that Supplier is charging NCH for the Licensed Products. In the event that the purchase price charged by Supplier is more than fifteen (15%) percent greater than the price offered to NCH by any such potential supplier, then every three (3) years, NCH may request that Supplier reduce the purchase price of the Licensed Product to an amount that is no more than fifteen (15%) percent greater than the lowest price offered by any such potential supplier, and, if Supplier is unwilling to reduce the price of the Licensed Product to such a level, then NCH shall have the right to terminate this Agreement at no cost. In the event that NCH terminates this Agreement pursuant to the sentence immediately preceding, then Supplier shall have no obligation to pay any costs associated with switching to an alternate supplier.

         2.5 If on more than one occasion during each calendar year of this Agreement Supplier fails to deliver the Licensed Products in the quantities ordered (so long as such order is consistent with NCH's forecasts) in any purchase order within ten (10) business days of the date specified in such purchase order, then NCH shall be entitled, as liquidated damages, and not a penalty, to a discount of five percent (5%) off the price of the late-delivered Licensed Products for each week that delivery is delayed, up to a maximum discount of twenty percent (20%).

         2.6 NCH shall have the right, once in each year, upon reasonable notice and during normal business hours, to review such records of Supplier, or to have a third-party consultant review such records of Supplier, as may be necessary to verify the accuracy of the amounts invoiced to NCH hereunder. Should such review disclose any overpayment by NCH, then, at NCH's option, Supplier shall either refund to NCH the amount of such overpayment, or issue to NCH a credit in the amount of such overpayment. NCH shall pay all fees of the accountants or other personnel performing such verification unless it discloses any overstatement of amounts invoiced of more than five (5%) percent, in which case Supplier shall bear all reasonable costs of the audit.

         2.7 NCH may at any time identify to Supplier sources from which Supplier may obtain any of the Raw Materials at a cost at least five percent (5%) lower than Supplier is able to obtain such Raw Materials; provided that such sources' facilities comply with cGMP's which may impact the quality of the Raw Materials. In such an event, Supplier shall utilize the sources identified by NCH, and the prices charged to NCH for Licensed Products shall be reduced by the amount of any resulting reductions in Raw Material costs. NCH shall reimburse Supplier for any costs Supplier shall reasonably incur in implementing any such change in sources.

         2.8 NCH and Supplier shall confer on a regular basis, but no less than annually, to consider whether new technologies or new manufacturing methods may exist which likely would reduce Supplier's cost of manufacturing the Licensed Products. Should any such technologies and/or methods be identified, then the parties shall share the costs of developing and implementing such technologies and/or methods and the proceeds from any resulting cost reductions, in amounts to be agreed upon.

         2.9 Notwithstanding the foregoing, the price paid for the Licensed Products by NCH shall be no greater than the lowest price paid for the Licensed Products or other products substantially similar thereto that are produced for sale in the OTC market (collectively, the "Comparison Products") by any other customer of Supplier (except any governmental agency), assuming that the quantity of Licensed Products purchased by NCH is the same or greater than the quantity of Comparison Products purchased by such other customer. In the event that Supplier's best price for the Comparison Products to any such other customer is less than the price paid by NCH hereunder, then Supplier shall promptly advise NCH of such best price and make available to NCH such best price, effective as of the date that Supplier made such best price for the Comparison Products available to such other customer. Supplier shall (at NCH's option) either refund to NCH the amount of any overpayments made by NCH to Supplier as a result of Supplier's past failure to charge NCH such best price, or shall credit such amount to NCH's account.

3.       FORECASTS AND ORDERS

         3.1 No later than 180 days prior to the Manufacturing Commencement Date, NCH shall provide to Supplier a written forecast of the quantities of Licensed Products that NCH anticipates ordering from Supplier during the twelve
(12) month period commencing on the Manufacturing Commencement Date, and thereafter, in order to assist Supplier in planning production, NCH shall update such forecast with a twelve (12) month rolling forecast of the quantities of Licensed Products required by NCH, by month. It is understood that such forecasts are intended to be estimates only, and shall not be binding upon NCH. Notwithstanding the foregoing, NCH shall be bound to purchase from Supplier one hundred percent (100%) of those quantities of Licensed Products set forth in each such forecast as being NCH's requirements of Licensed Products for the first three (3) months of each twelve (12) month period. NCH shall communicate any changes to its forecasts as soon as the changes are known by NCH. NCH shall use commercially reasonable efforts to ensure the accuracy of its forecasts. Supplier shall, no later than ten (10) business days after receipt of each such forecast, notify NCH in writing of any prospective problems of which it is aware that might prevent it from meeting NCH's forecasted order quantities or estimated delivery dates. Unless Supplier so informs NCH that it would have problems in meeting NCH's forecasted requirements, Supplier shall be obligated to use commercially reasonable efforts to deliver during any calendar year, pursuant to purchase orders provided under Section 3.2 of this Agreement, up to one hundred twenty percent (120%) of NCH's forecasted purchases for that calendar year. Supplier shall further use commercially reasonable efforts to comply with orders for Licensed Products in excess of such one hundred twenty percent (120%) amount.

         3.2 At least four (4) weeks prior to the date on which NCH desires to have Product delivered, NCH shall furnish to Supplier a binding purchase order for the quantity of Licensed Products which NCH shall purchase and Supplier shall deliver, which orders shall be consistent with its forecasts. Supplier shall, within five (5) business days after its receipt of such purchase order, acknowledge such receipt and confirm that the order can be supplied. Should Supplier fail to do so, then the purchase order shall be deemed to have been accepted by Supplier. Each such purchase order shall designate the quantity of Licensed Products ordered and the date by which Supplier must deliver the Licensed Products to NCH.

         3.3 Supplier shall use commercially reasonable efforts to accommodate any NCH requests for Licensed Products in excess of the quantities described in any previously-submitted purchase order, or for delivery of Licensed Product sooner than that allowed pursuant to this Article 3. Should NCH's business conditions necessitate reduction or delay in purchase order requirements, then Supplier shall use its commercially reasonable efforts to implement such requested changes. Notwithstanding the foregoing, Supplier shall not take any action in response to any such requests which would result in charges to NCH in addition to those set forth in the respective purchase order without NCH's prior written consent.

         3.4 If for any reason Supplier experiences any shortage of any input used by Supplier in manufacturing the Licensed Products, including without limitation, Raw Materials, labor and plant capacity (each an "Input"), and is therefore unable to supply NCH with the full quantity of Licensed Products ordered by it and accepted by Supplier by the date set forth in the purchase order, then NCH shall be entitled to the same proportionate quantity of the Input as the quantity of the Input used by Supplier in manufacturing Licensed Products for NCH in the twelve (12) months preceding the shortage bears to the total quantity of the Input used by Supplier in manufacturing products for all its customers, during such period.

         3.5 NCH shall be liable for obsolescence of Raw Materials resulting from NCH switching to an alternate supplier pursuant to Section 2.4.5. Supplier shall use commercially reasonable efforts to return such Raw Materials to the sources from which they were acquired or to use such Raw Materials for other purposes. Supplier shall submit supporting documentation on all claims of obsolescence and requests for reimbursement thereof, and, upon NCH's request, Supplier shall deliver all such Raw Materials to NCH.

4.       INSPECTIONS AND ACCEPTANCE

         4.1 NCH shall accept any delivery of Licensed Products hereunder if the delivery complies fully with the relevant purchase order, the Specifications, and with the requirements of this Agreement. NCH shall inspect all Licensed Products delivered hereunder within ten (10) days of its receipt of the Licensed Products and all documentation set forth in the Specifications. NCH shall provide Supplier with written notice of its acceptance or rejection of the delivery within thirty (30) days of receipt of the Licensed Products and all such required documentation. Any notice of rejection shall specify the reason(s) therefor. Except in the event of any investigation, corrective action or retesting of a delivery, should NCH fail to provide Supplier with written notice of its acceptance or rejection of the delivery within thirty (30) days of receipt of the Licensed Products and all such required documentation, then the delivery shall be deemed to have been accepted by NCH on the thirtieth (30th) day after delivery.

         4.2 If NCH so notifies Supplier that any such delivery, or any part thereof, is rejected, then, at NCH's option, (a) Supplier shall, at no additional charge, deliver replacement Licensed Products to NCH as soon as reasonably practicable thereafter (but, in any event, within ninety (90) days after the initial notification by NCH), and payment shall not be due until thirty (30) days after receipt by NCH of such replacement Licensed Products; or
(b) the purchase order at issue shall be deemed terminated, and NCH shall not be obligated to make any payments to Supplier with respect to such purchase order, or the rejected delivery (or, if payment has already been made for such Licensed Products, then Supplier shall issue NCH an immediate credit for such an amount). In addition, Supplier shall reimburse NCH for all reasonable costs incurred by NCH in connection with the delivery or return of all rejected Licensed Products

         4.3. If NCH notifies Supplier that any delivery, or any part thereof, is rejected, and Supplier disputes such rejection, then the parties shall jointly select a qualified independent third party to determine whether the applicable Licensed Products complied with the relevant purchase order, the Specifications, and/or the requirements of this Agreement. If the third party determines that the Licensed Products complied with same, then NCH shall pay to Supplier all amounts due for such rejected Licensed Products, and NCH shall be liable for all expenses associated with the third party's testing of the such rejected Licensed Products. If such third party determines that the Products failed to comply with the relevant purchase order, the Specifications, and/or the requirements of this Agreement, then Supplier shall be liable for all expenses associated with the third party's testing of such rejected Licensed Products, and NCH shall additionally be entitled to the relief described in
Section 4.2 hereof.

         4.4 NCH'S EXCLUSIVE REMEDY UNDER THIS AGREEMENT SHALL BE FOR DIRECT DAMAGES, EXCEPT THAT NCH SHALL BE ENTITLED TO RECOVER ALL CATEGORIES OF DAMAGES AND SHALL BE ENTITLED TO ALL OTHER REMEDIES AT LAW OR EQUITY THAT MAY BE AVAILABLE WITH RESPECT TO (i) ANY LIABILITIES AND/OR DAMAGES ASSOCIATED WITH SUPPLIER'S DUTY TO INDEMNIFY NCH PURSUANT TO SECTION 10.2 HEREOF AND (ii) ALL COSTS TO NCH ASSOCIATED WITH OBTAINING THE LICENSED PRODUCTS FROM A BACK-UP SUPPLIER (AS DEFINED IN SECTION 11.6 HEREOF) BY REASON OF SUPPLIER'S FAILURE TO MEET ITS OBLIGATIONS HEREUNDER, INCLUDING WITHOUT LIMITATION, ALL VALIDATION AND QUALITY ASSURANCE COSTS.

5.       DOCUMENTATION AND INFORMATION

         5.1 Supplier shall provide to NCH all documentation and information requested by NCH (a) to assist NCH in determining whether any delivery complies fully with the Specifications and the requirements of this Agreement; (b) to assist NCH in obtaining any and all regulatory approvals necessary to market the Licensed Products; or (c) to enable NCH to comply with any statutory or regulatory requirements, or with a request by any governmental or regulatory authority.

         5.2 Every delivery of Licensed Products to NCH shall be accompanied by a Certificate of Analysis. Supplier hereby warrants the accuracy of each such Certificate of Analysis to a reasonable degree of scientific certainty.

         5.3 Supplier shall submit to NCH all manufacturing, packaging and testing documents relating to any Licensed Products ordered hereunder, including analyses with instrument conditions, within ten (10) days of the completion of the final QA release with respect to any particular batch of Licensed Products.

         5.4 Supplier shall keep on file all books and records in connection with the manufacture and testing of the Licensed Products, including, but not limited to, those books and records relating to cross-over cleaning, process validation, installation qualification, operational qualification and cleaning validation for a period consistent with Impax's OA/QC policy, plus the active year, from the time of generation of such documents.

         6.       PRODUCTION PROCEDURES

         6.1 Supplier shall not rework or reprocess any non-conforming Licensed Products without the prior written approval of NCH.

         6.2 The Licensed Products shall be delivered to NCH packaged in accordance with the Specifications. Notwithstanding the foregoing, NCH shall have the right to require any special or varied packing that it believes is reasonably necessary to meet customs or regulatory requirements. Reasonable incremental costs which result directly from any packing changes required by NCH will be borne by NCH.

         6.3 At least ninety (90) days prior to its first production run of Licensed Products, and at some mutually agreeable time prior to the production of qualification batches, Supplier shall provide to NCH, for its review and approval, its production procedures for the Licensed Products, including without limitation the manufacturing site, manufacturing equipment, manufacturing process, manufacturing conditions or testing procedures within its facilities for the manufacture of the Licensed Products (collectively, the "Production Procedures"). After such initial NCH approval, if Supplier should wish to change any of the Production Procedures which might affect the quality of the Licensed Products furnished to NCH hereunder, Supplier shall provide such proposed changes to NCH at least sixty (60) days prior to implementation. All such changes must be approved in writing by NCH prior to being implemented, which approval shall not unreasonably be withheld.

         6.4 In the event that regulatory action or applicable law require changes in the Specifications or any production procedures, then, subject to NCH's prior written agreement, Supplier shall use commercially reasonable efforts to implement such changes as soon as reasonably practicable. The parties shall in good faith allocate the costs of any such changes between them.

         6.5 Supplier represents and warrants, and shall take all actions reasonably necessary to ensure, that all facilities, equipment and practices used to perform its responsibilities under this Agreement by or on behalf of Supplier, or any of Supplier's contractors of any rank (including, without limitation, environmental or safety and health consultants or waste management or disposal firms) (collectively, the "Supplier Contractors"), will be during the term of this Agreement, in full compliance with all health, safety and environmental laws, statutes, ordinances, regulations, rules, permits and pronouncements. Supplier assumes responsibility for disposing of any and all waste generated during the performance of its responsibilities under this Agreement (including, without limitation, during any manufacturing, storage and transportation activities) in accordance with all legal and professional standards. Notwithstanding anything to the contrary herein, (i) should Supplier and/or any Supplier Contractor fail to comply with the obligations set forth in this Section 6.5, then Supplier shall be solely responsible for any claims, suits, or liabilities resulting therefrom (including, without limitation, those based on strict liability and joint and several liability), and Supplier shall indemnify, defend and save NCH (including all officers, directors, employees, Affiliates and agents of NCH) harmless from and against any and all such claims, suits, and liabilities; and (ii) Supplier shall indemnify, defend and save NCH (including all officers, directors, employees, Affiliates and agents of NCH) harmless from and against any and all claims, suits, and liabilities which arise directly or indirectly from the storage, release, transportation or disposal of chemicals, raw materials, product, waste or any other substance by Supplier and/or any Supplier Contractor.

7.       OWNERSHIP

         7.1 All materials, inventions, know-how, trademarks, information, data, writings and other property in any form whatsoever, which is provided to Supplier by and/or on behalf of NCH, or which is used by Supplier with respect to the performance of its obligations hereunder, and which was owned by NCH prior to being provided to Supplier, shall remain the property of NCH (the "NCH Property"). Supplier shall have a license to use any NCH Property supplied to it solely to the extent necessary to enable Supplier to perform its obligations hereunder. Supplier shall not acquire any other right, title or interest in the NCH Property as a result of its performance hereunder.

         7.2 All inventions, know-how, trademarks, information, data, writings and other property, in any form whatsoever, which was provided to NCH by or on behalf of Supplier, or which was used by Supplier with respect to the performance of its obligations hereunder, and which was owned by Supplier prior to its performance hereunder, shall remain the property of Supplier (the "Supplier Property"). NCH shall acquire no right, title or interest in the Supplier Property as a result of Supplier's performance hereunder.

         7.3 Upon the termination of this Agreement, each party shall return to its owner all NCH Property or Supplier Property, as applicable, except for one copy which may be retained in the returning party's confidential files.

8.       TRADE SECRETS, CONFIDENTIALITY AND PUBLICITY

         The provisions of Sections 8 and 15 of the License Agreement shall be deemed included herein as if they were fully set forth in this Agreement, and the parties hereto shall be bound thereby. All references to the License Agreement therein shall be deemed references to the Supply Agreement herein.

9.       QUALITY OF THE PRODUCT; COMPLIANCE WITH LAW

         9.1      Supplier hereby represents and warrants that:

                  9.1.1 no Licensed Products constituting or being a part of any shipment hereunder shall at the time of any such shipment be (i) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended from time to time (the "Act"), or regulations promulgated thereunder, as such law or regulation is constituted and in effect at the time of any such shipment, or (ii) an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce;

                  9.1.2 all Licensed Products furnished to NCH hereunder shall be in full compliance with the Specifications at the time of delivery, and shall remain in full compliance with the Specifications for the full period of the expected shelf-life of such Licensed Products, so long as the Licensed Products are stored in accordance with the Specifications;

                  9.1.3 Supplier shall perform its obligations hereunder in compliance with all applicable federal, state and local laws and regulations, including without limitation the Act, FDA's then current Good Manufacturing Practices ("cGMP"), and any and all health, safety and environmental laws and regulations applicable to Supplier's operations and performance hereunder;

                  9.1.4 all Licensed Products furnished to NCH hereunder shall have been manufactured in accordance with the terms of the QA Agreement;

                  9.1.5 Supplier has complied with, and during the term of this Agreement will continue to comply with the laws, rules and regulations, which impact the quality of the Licensed Products, and affect the ability of Supplier to manufacture and package the Licensed Products in commercial quantities for use and sale in the Territory;

                  9.1.6 Supplier's manufacturing, laboratory and packaging facilities shall remain in compliance at all times during the term of this Agreement with cGMP's which impact the quality of the Licensed Products, to the extent applicable to the manufacture and packaging of the Licensed Products;

                  9.1.7 Supplier has disclosed to NCH all material information concerning Supplier's facilities and Supplier's ability to perform its obligations hereunder which is in Supplier's possession as of the date this Agreement is executed by Supplier, and will continue to disclose such information to NCH in the future, promptly after receiving or becoming aware of it;

                  9.1.8 the title conveyed on all Licensed Products furnished to Buyer hereunder shall be good, and its transfer rightful, and the Licensed Products shall be delivered free from any security interest or other lien or encumbrance; and

                  9.1.9 Supplier owns the Intellectual Property (as defined below) or has the right to use the Intellectual Property in the course of Supplier's performance hereunder. For purposes of this Agreement, the term "Intellectual Property" shall mean all copyright, trademark, patents, and other intellectual property rights to the intellectual property which Supplier shall use to perform its obligations hereunder.

         9.2 EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE LICENSED PRODUCTS, OR THE MERCHANTABILITY OR FITNESS THEREOF FOR ANY PURPOSE.

         9.3      NCH hereby represents and warrants that:

                  9.3.1 it has not and will not knowingly enter into any contract or any other transaction with any third party that conflicts with its obligations hereunder.

                  9.3.2 all Licensed Products that it shall store, use, sell, market or distribute shall be stored, used, sold, marketed or distributed in accordance with all applicable laws.

10.      INDEMNIFICATION AND INSURANCE

         10.1 NCH shall defend, indemnify and hold Supplier (including all officers, directors, employees, Affiliates and agents of Supplier) harmless against any and all claims, damages, expenses, reasonable attorneys' fees, settlement amounts, royalty fees and judgments arising out of any claim of personal injury, bodily injury or property damage to a third party alleged to have been caused by the Licensed Products, except to the extent that such injury or damage was the result of any breach of this Agreement by Supplier, including any warranty contained herein, or the result of any latent defects in the Licensed Products caused by the negligence or willful misconduct of Supplier. Supplier shall promptly notify NCH of any such claim or action, shall reasonably cooperate with NCH in the defense of such claim or action, and shall permit NCH to control the defense and settlement of such claim or action, all at NCH's cost and expense.

         10.2 Supplier shall defend, indemnify and hold NCH (including all officers, directors, employees, Affiliates and agents of NCH) harmless against any and all claims, damages, expenses, attorneys' fees, settlement amounts, royalty fees, and judgments arising out of (i) any claim of personal injury, bodily injury or property damage to a third party to the extent that such injury or damage is the result of (a) any breach of this Agreement by Supplier, including any warranty contained herein, or (b) any claim regarding latent defects in the Licensed Products caused by the negligence or willful misconduct of Supplier; (ii) any claim regarding a work-related injury to any Supplier employee; or (iii) any claim that the Licensed Products, or any Intellectual Property, infringe any patent, trade secret, trademark, copyright, or other proprietary interest. NCH shall promptly notify Supplier of any such claim or action, shall reasonably cooperate with Supplier in the defense of such claim or action, and shall permit Supplier to control the defense and settlement of such claim or action, all at Supplier's cost and expense. In the defense or settlement of any claim under clause (iii) above, Supplier shall, at its expense, and subject to the prior written agreement of NCH use commercially reasonable efforts to: (x) obtain the right to continue using the Intellectual Property, or, as applicable, the right of NCH to continue to use or sell the Licensed Products; or (y) replace or modify the Intellectual Property so that Supplier's performance hereunder, or, as applicable, the Licensed Products, become non-infringing while giving equivalent performance.

         10.3 After consulting with Supplier, NCH shall, at its sole discretion, determine whether any Licensed Products must be subject to a field correction, withdrawn or recalled from the market (collectively, a "Regulatory Recall"). NCH shall notify all regulatory authorities of any such Regulatory Recall, and shall take all steps necessary to effectuate such Regulatory Recall. Supplier shall assist NCH in carrying out any Regulatory Recall to the extent requested by NCH. Supplier shall reimburse NCH for the costs of such Regulatory Recalls to the extent such Regulatory Recalls were made necessary by the actions or inaction of Supplier and NCH shall reimburse Supplier for the costs, if any, incurred by Supplier of such Regulatory Recalls to the extent such Regulatory Recalls were made necessary by the actions or inaction of NCH.

         10.4 Supplier shall obtain, at its own expense, a policy of insurance in amounts no less than those specified below:

                  10.4.1 naming NCH as an additional insured on a policy of general liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage;

                  10.4.2 workers' compensation and disability insurance in the amounts required by the law of the state(s) in which its workers are located, and employer's liability insurance with limits of not less than $1,000,000 per occurrence;

                  10.4.3 naming NCH as an additional insured on a policy of automobile liability insurance (in the event that the use of an automobile is required in the performance of this Agreement) with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death, and property damage is required;

                  10.4.4 naming NCH as an additional insured on a policy of product liability insurance with limits not less than $5,000,000;

                  10.4.5 property insurance for the replacement value of the facilities and equipment used to produce the Licensed Products; and

                  10.4.6 naming NCH as an additional insured on a policy of excess insurance with limits not less than $5,000,000.

         10.5 Supplier shall provide to NCH evidence of its insurance. Supplier shall provide NCH thirty (30) days prior written notice of any cancellation or change in coverage.

         10.6 NCH warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, NCH shall provide to Supplier evidence of its insurance. NCH shall provide to Supplier thirty (30) days prior written notice of any cancellation or change in coverage.

11.      TERM AND TERMINATION

         11.1 This Agreement shall commence on the effective date of the License Agreement and shall continue in effect until the earlier of (a) the ++ anniversary of the effective date of the License Agreement and (b) the termination of the License Agreement (the "Term"). Except as set forth in Sections 11.2 and 11.3 of this Agreement, neither party shall have the right to terminate this Agreement prior to the expiration of the Term.



-------------------------------------
++Confidential portions omitted and filed separately with the Commission.

         11.2 In the event that either party shall materially breach this Agreement, the other party shall give such party written notice specifying such breach with reasonable detail. Should the breaching party fail to cure such breach within thirty (30) days of its receipt of such notice, then the other party may terminate this Agreement, which thirty-day period may be extended for such additional reasonable period of time necessary to cure the breach, in the event a period of thirty days is not sufficient time to cure such breach and the breaching party is diligently attempting to cure such breach. In addition, either party may terminate this Agreement with immediate effect upon giving written notice to the other party in the event of insolvency, assignment for the benefit of creditors, or bankruptcy proceedings by or against the other party.

         11.3 NCH may immediately terminate this Agreement at no cost and without prior notice to Supplier if:

                  11.3.1 on December 31, 2002 Supplier's manufacturing plant has not been completely built and validated and passed all necessary pre-approval inspections, or if such plant is otherwise not ready to begin manufacturing the Licensed Products;

                  11.3.2 at any time during the term of this Agreement, Supplier is unable for three (3) consecutive months to supply Licensed Products which comply with Supplier's obligations hereunder in quantities sufficient to meet NCH's orders made consistent with Sections 3.1 and 3.2;

                  11.3.3 on more than four (4) occasions during any twenty four
(24) month period of the term of this Agreement, Supplier is unable to supply Licensed Products which comply with its obligations hereunder in quantities sufficient to meet NCH's orders made consistent with Section 3.2 and NCH's forecasts as detailed in Section 3.1; or

                  11.3.4 all or substantially all of the capital stock or assets of Supplier are sold as described in Section 15.9 hereof.

         11.4 In order to permit NCH to make a smooth transition to a new supplier of Licensed Products, in the event that this Agreement should terminate for any reason (other than a breach by NCH of this Agreement), then NCH shall be permitted, in its discretion, to continue to submit purchase orders to Supplier in accordance with Section 3.2, and Supplier shall continue to supply Licensed Products to NCH in accordance with such purchase orders and this Agreement, for a period of one hundred twenty (120) days after the termination of this Agreement, and this Agreement shall remain in effect with respect to such purchase orders until the expiration or termination of the purchase orders.

         11.5 Notwithstanding any termination of this Agreement, the provisions of Sections 3.5, 5.4, 6.5, 7, 8, 9, 10, 11.4, 11.5, 11.6, 11.7 and 14 shall remain in effect.

         11.6 Neither the License Agreement nor the validity of NCH's continued license of the Licensed Products from Supplier shall be affected by the termination of this Agreement by either party for any or no reason. In the event that this Agreement is terminated by either party prior to the expiration of the Term for any of the reasons set forth in Sections 2.4.5, 11.2 or 11.3, NCH may have a supplier other than the Supplier (a "Back-Up Supplier") manufacture and package all of NCH's requirements of the Licensed Products from that time on, and Supplier agrees to cooperate fully with NCH and the Back-Up Supplier and shall use commercially reasonable efforts to enable the Back-Up Supplier to qualify and validate the Back-Up Supplier's facilities and to enable the Back-Up Supplier to manufacture and package the Licensed Products.

         11.7 In the event that NCH is required to obtain Licensed Products from a Back-Up Supplier, then Supplier shall credit NCH against future royalty payments for all reasonable and appropriately documented costs and related out-of-pocket expenses incurred by NCH in obtaining the Licensed Products from the Back-Up Supplier, above and beyond the amount NCH would have paid Supplier for the same Licensed Products, including without limitation, the cost of validating the manufacture and packaging of the Licensed Products at the Back-Up Supplier's facilities.

12.      AUDIT AND INSPECTION RIGHTS

         12.1 During the term of this Agreement and any extension thereof, NCH shall have the right, at its sole cost and expense and upon prior written notice to Supplier, to send NCH representatives to audit, inspect and observe the manufacture, storage, disposal and transportation of the Licensed Products, and all other materials related thereto or used in connection therewith, with reasonable notice during normal business hours. Such NCH representatives shall have no responsibility for supervision of Supplier employees performing the manufacture, storage, disposal or transportation operations themselves. The audit and inspection rights set forth in this Section 12.1 are for the purpose of determining Supplier's compliance with the terms of this Agreement.

         12.2 Supplier shall make available to NCH all records and reports relating to the manufacture, storage, disposal and transportation of the Licensed Products, and all other materials related thereto or used in connection therewith, including without limitation those documents relating to analytical data, for NCH's review during normal business hours and upon reasonable prior written notice, and NCH shall have the right to copy these documents as required. Such records and reports shall be subject to the confidentiality provisions of Article 8 of this Agreement. NCH shall have the right to conduct inventory reconciliation audits and other audits as reasonably required for its internal control, at NCH's sole cost and expense.

         12.3 If, as a result of any such inspection, NCH concludes that Supplier is not in compliance with any of its obligations hereunder, it shall so notify Supplier in writing, specifying such areas of noncompliance in reasonable detail. Supplier shall provide to NCH within thirty (30) days of NCH's request a written action plan satisfactory to NCH, with a time line for resolution of the problems identified within a reasonable, mutually agreed upon time frame.

         12.4 Supplier shall inform NCH within twenty-four (24) hours of any notification to Supplier of any site visits to any of Supplier's facilities by the FDA, state or federal regulatory agencies or any other governmental or regulatory agency, relating, directly or indirectly, to the manufacture of the Licensed Products, and shall provide to NCH all other materials related thereto or used in connection therewith. NCH shall have the option of participating in any site visit by any governmental or regulatory agency, if the site visit relates, directly or indirectly, to the manufacturing, storage, disposal and transportation of the Licensed Products. Should NCH not participate in the site visit, Supplier shall report in writing the results of the visit to NCH within seven (7) days of the occurrence thereof. In the event that any such governmental or regulatory agency finds that the site is deficient or unsatisfactory in any respect, Supplier shall cure all deficiencies within the cure period as ordered by the government or regulatory agency. If all deficiencies are not cured within the required time frame, NCH shall have the option to immediately terminate this Agreement, without liability.

13.      GROSS INEQUITIES

         It is the intent of the parties hereto that they shall mutually benefit from the terms, conditions and provisions of this Agreement, and in the event that either party shall claim to suffer a gross inequity resulting from such terms, conditions or provisions, or from a substantial change in circumstances or conditions, such party shall inform the other of such claim and obtain agreement in good faith that a gross inequity exists, and if the non-claiming party acknowledges such inequity, the parties shall negotiate in good faith to resolve or remove such inequity. It is mutually understood and agreed, however, that nothing herein shall be construed to relieve either party of any of its obligations under this Agreement, unless and until such resolution or removal has been agreed to in writing by both parties.

14.               FORCE MAJEURE

         14.1 Neither party shall be responsible or liable to the other hereunder for failure or delay in the performance of this Agreement due to factors beyond its reasonable control, including without limitation, any war, fire, accident, earthquake or other casualty, or any act of God or the public enemy. Upon the occurrence of an event of force majeure, the party failing or delaying performance, shall promptly notify the other party, in writing, setting forth the nature to the occurrence, its expected duration and how such party's performance is affected. In the event of the applicability of this Article 14, the party failing or delaying performance shall use commercially reasonable efforts to eliminate, cure and overcome any such causes and resume the performance of its obligations as soon as practicable under the circumstances.

         14.2 Except as provided below, if a force majeure event occurs, then the affected party's performance shall be excused, and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. If, however, any such event shall delay any shipment hereunder or the receipt thereof for more than thirty (30) days beyond the scheduled delivery date, then if such event is suffered by NCH and not also by Supplier, Supplier shall have the right, at its option, to cancel such shipment without incurring any liability to NCH with respect thereto, and if such event is suffered by Supplier and not also by NCH, NCH shall have the right, without incurring any liability to Supplier, to cancel its order and immediately (without regard to such 30 day period) to purchase Licensed Products from a Back-Up Supplier until such time as Supplier is able to perform its obligations hereunder.

         14.3 If any such disability exists for more than ninety (90) days, the party not under such disability may terminate this contract without liability to the other party by giving such other party thirty (30) days prior written notice of termination, and this Agreement shall terminate on such thirtieth (30th) day unless prior thereto the force majeure event ceases to exist and performance under this Agreement resumes and the party giving the notice of termination is so notified in writing.

15.      MISCELLANEOUS

         15.1 Each party acknowledges and agrees that any failure on the part of the other party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such other party thereafter to enforce each and every such provision.

         15.2 If and to the extent that any provision of this Agreement is determined by any legislature, court or administrative agency to be, in whole or in part, invalid or unenforceable, such provision or part thereof shall be deemed to be surplusage and, to the extent not so determined to be invalid or unenforceable, each provision hereof shall remain in full force and effect unless the purposes of this Agreement cannot be achieved. In the event any provisions shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which insofar as practical implements the purposes hereof.

         15.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York as though made and to be fully performed in said State.

         15.4 All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by a nationally recognized express courier service, or hand-delivered to the following addressees:

         NCH:                       Novartis Consumer Health, Inc.
                                    560 Morris Avenue
                                    Summit, NJ 07901
                                    Attn: General Counsel

         Supplier:                  Impax Laboratories, Inc.
                                    3735 Castor Avenue
                                    Philadelphia, PA 19124
                                    Attn: CEO

or to such other address as may be specified in a notice given to the other party in accordance with this Section. Any notice, if sent properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission (if delivered or sent during ordinary business hours, otherwise on the next business day) if hand-delivered or sent by facsimile transmission.

         15.5 The captions of each section of this Agreement are inserted only as a matter of convenience and for reference and in no way shall be deemed to define, limit, enlarge, or describe the scope of this Agreement and the relationship of the parties hereto, and shall not in any way affect this Agreement or the construction of any provisions herein.

         15.6 This Agreement, including all Exhibits annexed hereto (which are incorporated herein by reference), represents and incorporates the entire understanding between the parties hereto with respect to the subject matter of this Agreement, and each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, nature or description whatsoever made by any party to any other, except such as are expressly set forth herein. This Agreement shall not be subject to change or modification except by the execution of a writing specified to be an explicit amendment to this Agreement duly executed by all parties hereto. Notwithstanding the foregoing, the terms and conditions set forth in this Agreement shall take precedence over any contrary or inconsistent terms and conditions appearing or referred to in any Exhibits annexed hereto, unless the Exhibit explicitly states otherwise.

         15.7 The parties recognize that, during the term of this Agreement, a purchase order, acknowledgment form or similar routine document (collectively, "Forms") may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement shall prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement.

         15.8 Nothing in this Agreement shall create between the parties a partnership, joint venture or principal-agent relationship and, for the avoidance of doubt, each of Supplier and NCH now confirms and accepts that it is an independent contractor trading for and on its own behalf.

         15.9 Supplier may not assign or otherwise transfer this Agreement or any interest herein or any right hereunder without the prior written consent of NCH except a transfer in connection with the sale of all or substantially all of the capital stock or assets of Supplier. Any purported assignment, transfer, or attempt to assign or transfer any interest or right hereunder by Supplier, except in compliance with this Section 15.9, shall be null, void and of no effect.

         15.10 NCH shall have the right to disapprove of any subcontractor or sub-subcontractor retained or to be retained to assist Supplier in the performance of its obligations hereunder, but such disapproval shall not be unreasonable under the circumstances. Any such approval or disapproval shall not relieve Supplier of its obligations under this Agreement. Supplier may not make use of the services of any subcontractor or sub-subcontractor in the performance of its obligations hereunder if NCH has disapproved of that subcontractor or sub-subcontractor.

         15.11 This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


IMPAX LABORATORIES, INC.                          NOVARTIS CONSUMER HEALTH, INC.




By: /s/ Barry R. Edwards                          By: /s/ Tim Strong
    ----------------------------------------          --------------------------

Name: Barry R. Edwards                            Name: Tim Strong
      --------------------------------------            ------------------------

Title: Co-CEO                                     Title: SVP PSM
       -------------------------------------             -----------------------

Date: 12/19/01                                    Date: 12/18/01
      --------------------------------------            ------------------------